Exhibit 10.2

SECURITY AGREEMENT

dated as of March 21, 2017

among

RUSH ENTERPRISES, INC.,

certain subsidiaries of rush enterprises, inc.

and

EACH OTHER GRANTOR FROM TIME TO TIME PARTY HERETO

and

BMO HARRIS BANK N.A.,
as the Administrative Agent

SECURITY AGREEMENT

This SECURITY AGREEMENT, dated as of March 21, 2017 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is made by each of the Grantors referred to below in favor of BMO HARRIS BANK N.A. (“BMO”), in its capacity as administrative agent for the Credit Parties (as defined in the Credit Agreement referred to below) (in such capacity, together with its successors and assigns in such capacity, if any, the “Administrative Agent”).

RECITALS:

WHEREAS, Rush Truck Centers of Alabama, Inc., Rush Truck Centers of Arizona, Inc., Rush Truck Centers of California, Inc., Rush Medium Duty Truck Centers of Colorado, Inc., Rush Truck Centers of Colorado, Inc., Rush Truck Centers of Florida, Inc., Rush Truck Centers of Georgia, Inc., Rush Truck Centers of New Mexico, Inc., Rush Truck Centers of Oklahoma, Inc., Rush Truck Centers of Tennessee, Inc., Rush Truck Centers of North Carolina, Inc., Rush Truck Centers of Idaho, Inc., Rush Truck Centers of Utah, Inc., Rush Truck Centers of Ohio, Inc., Rush Truck Centers of Kansas, Inc., Rush Truck Centers of Missouri, Inc., Rush Truck Centers of Virginia Inc., Rush Truck Centers of Indiana Inc., Rush Truck Centers of Illinois Inc., Rush Truck Centers of Nevada, Inc., Rush Truck Centers of Kentucky, Inc., RIG TOUGH, INC., LOS CUERNOS, INC., AIRUSH, INC., RUSH TRUCK LEASING, INC. AND RUSH ADMINISTRATIVE SERVICES, INC., each a Delaware corporation, Rush Truck Centers of Texas, L.P., a Texas limited partnership (collectively, the “Initial Borrowers” and, together with each other Person that becomes a “Borrower” thereunder, collectively, the “Borrowers” and each individually, a “Borrower”), RUSH ENTERPRISES, INC., a Texas corporation (“Holdings” and, together with each other Person that becomes a “Guarantor” thereunder, collectively, the “Guarantors” and each individually, a “Guarantor”; the Borrowers, the Guarantors and each other Person that executes a supplement hereto and becomes an “Additional Grantor” hereunder, collectively, the “Grantors” and each individually, the “Grantors”), the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”) and the Administrative Agent are parties to that certain Credit Agreement, dated as of the date hereof (such agreement, as amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefor, being hereinafter referred to as the “Credit Agreement”);

WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make certain revolving loans, which revolving loans will include subfacilities for the issuance of letters of credit and swingline loans, together with other credit extensions described therein, to the Borrowers (each, a “Loan” and collectively, the “Loans”);

WHEREAS, it is a condition precedent to the Lenders making the Loans to the Borrowers pursuant to the Credit Agreement that each Grantor shall have granted to the Administrative Agent, for the benefit of the Credit Parties, a security interest in certain personal property of such Grantor, as more fully set forth herein;

WHEREAS, the Grantors are mutually dependent on each other in the conduct of their respective businesses as an integrated operation, with credit needed from time to time by each Grantor often being provided through financing obtained by the other Grantors and the ability to obtain such financing being dependent on the successful operations of all of the Grantors as a whole; and

WHEREAS, each Grantor has determined that the execution, delivery and performance of this Agreement directly benefit, and are in the best interest of, such Grantor;

NOW, THEREFORE, in consideration of the premises and the agreements herein and in order to induce the Administrative Agent, the Letter of Credit Issuer and the Lenders to make and maintain the Loans and to issue or participate in Letters of Credit and Swing Line Loans and to provide other financial accommodations to the Borrowers pursuant to the Credit Agreement, the Grantors hereby jointly and severally agree with the Administrative Agent, for the benefit of the Credit Parties, as follows:

Section 1.     Definitions.

(a)     All capitalized terms used in this Agreement and the recitals hereto which are defined in the Credit Agreement or in Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “UCC”) and which are not otherwise defined herein shall have the same meanings herein as set forth therein; provided that terms used herein which are defined in the UCC on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute.

(b)     The following terms shall have the respective meanings provided for in the UCC: “Accounts,” “Cash Proceeds,” “Certificate of Title,” “Chattel Paper,” “Deposit Account,” “Documents,” “Electronic Chattel Paper,” “Instruments,” “Inventory,” “Investment Property,” “Letter-of-Credit Rights,” “Payment Intangibles,” “Proceeds,” “Promissory Notes,” “Record,” “Securities Account,” and “Supporting Obligations”.

(c)     Reference is hereby made to Section 1.02 of the Credit Agreement, the terms of which are hereby incorporated by reference herein as if fully set forth herein.

(d)     As used in this Agreement, the following terms shall have the respective meanings indicated below:

“Additional Grantor” has the meaning assigned to such term in Section 10(f) hereof.

“Additional Pledged Collateral” has the meaning specified therefor in Section 4(a)(i) hereof.

“Copyrights” means any and all rights in any published and unpublished works of authorship, including (i) copyrights and moral rights, (ii) copyright registrations and recordings thereof and all applications in connection therewith and (iii) all renewals, extensions, restorations and reversions thereof.

“Excluded Assets” means (a) all assets or property of the Grantors that would otherwise be included as Collateral but for the express terms of (i) any permit, lease, license, contract or other agreement or instrument constituting or applicable to such asset or property or (ii) applicable Law (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity) that, in each case, prohibits the grant to the Administrative Agent of a security interest in and to such asset or property; provided, however, that such assets or property shall constitute “Excluded Assets” only to the extent and for so long as such permit, lease, license, contract or other agreement or applicable law validly prohibits the creation of a Lien on such property in favor of the Administrative Agent (as opposed to restricting any exercise of remedies hereunder or requiring the consent of any Person (other than a Grantor) or Governmental Authority for any exercise of remedies hereunder (which exercise of remedies shall be subject to Section 8), but such provision shall not limit the creation, attachment or perfection of the Lien in favor of the Administrative Agent hereunder) and, upon the termination of such prohibition (by written consent or in any other manner), such property shall cease to constitute “Excluded Assets”; and (b) any assets with respect to which the Administrative Agent has determined, in its sole judgment, that the cost of obtaining a pledge of or security interest therein is excessive in relation to the benefit thereof; provided, however, that Excluded Assets shall not include any Proceeds of any of the foregoing assets or property (unless such Proceeds are also described in such clauses).

“Intellectual Property” means any and all Patents, Copyrights, Trademarks, know-how, trade secrets, technology, proprietary information, inventions (whether or not patentable), methods, procedures, formulae, compositions, technical data, drawings, and specifications.

“Licenses” means, with respect to any Person (the “Specified Party”), (i) any licenses, distribution agreements or other similar rights provided to the Specified Party in or with respect to Intellectual Property owned or controlled by any other Person, and (ii) any licenses or other similar rights provided to any other Person in or with respect to Intellectual Property owned or controlled by the Specified Party, in each case, including (A) any software license agreements (other than license agreements for commercially available off-the-shelf software that is generally available to the public which have been licensed to a Grantor pursuant to end-user licenses), (B) the license agreements listed on Schedule II hereto, and (C) the right to use any of the licenses or other similar rights described in this definition in connection with the enforcement of the Administrative Agent's and the Lenders' rights under the Loan Documents.

“Patents” means patents and patent applications (whether established or registered or recorded in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable Law with respect to use of any patents and (ii) inventions and improvements described and claimed therein, (ii) continuations, divisionals, continuations-in-part, re-examinations, reissues, and renewals thereof and improvements thereon.

“Perfection Requirement” has the meaning specified therefor in Section 5(i).

“Pledged Debt” means the indebtedness described in Schedule III hereto and all indebtedness from time to time owned or acquired by a Grantor, the promissory notes and other Instruments evidencing any or all of such indebtedness, and all Instruments, Investment Property, financial assets, securities, other equity interests, stock options, commodity contracts, notes, debentures, bonds, promissory notes or other evidences of indebtedness and all other property from time to time received or otherwise distributed in respect of or in exchange for any or all of such indebtedness, in each case, to the extent received in respect of the sale of Parts Inventory or Company Vehicles.

“Secured Obligations” has the meaning assigned to such term in Section 3 hereof.

“Security Agreement Supplement” has the meaning assigned to such term in Section 10(f) hereof.

“Titled Collateral” means all Collateral for which the title to such Collateral is governed by a Certificate of Title or certificate of ownership, including, without limitation, all Company Vehicles and Vehicle Inventory.

“Trademarks” means any and all trademarks, trade names, registered trademarks, trademark applications, service marks, sound marks, registered service marks, brand names, certification marks, collective marks, uniform resource locations (URL’s), domain names, logos, symbols, trade dress, assumed names, fictitious names and service mark applications, and all registrations and applications for the foregoing (whether statutory or common law and whether established or registered in the United States or any other country or any political subdivision thereof), together with all extensions, modifications and renewals thereof.

Section 2.     Grant of Security Interest. As collateral security for the payment, performance and observance of all of the Secured Obligations, each Grantor hereby pledges and assigns to the Administrative Agent (and its agents and designees), and grants to the Administrative Agent (and its agents and designees), for the benefit of the Credit Parties, a continuing security interest in, the following personal property of such Grantor, wherever located and whether now or hereafter existing and whether now owned or hereafter acquired (all being collectively referred to herein as the “Collateral”):

(a)     all Parts Inventory;

(b)     all Company Vehicles;

(c)     all Vehicle Inventory;

(d)     all Accounts constituting Proceeds of any of the foregoing;

(e)     all cash and cash equivalents constituting Proceeds of any of the foregoing;

(f)     all Deposit Accounts and Securities Accounts, to the extent amounts or Investment Property therein represent Proceeds of any of the foregoing;

(g)     all Chattel Paper, Instruments, Documents, Letter-of-Credit Rights, Supporting Obligations, Payment Intangibles, books and records and accounting systems (and all related computer hardware, software, programs, peripherals and other similar items related thereto), in each case, to the extent arising from or relating to any of the foregoing;

(h)     all other Proceeds (including insurance proceeds), Supporting Obligations and products of any of the foregoing;

in each case howsoever such Grantor's interest therein may arise or appear (whether by ownership, security interest, claim or otherwise).

Notwithstanding anything herein to the contrary, the term “Collateral” shall not include, and no Grantor is pledging, nor granting a security interest hereunder in, any Excluded Assets.

Section 3.     Security for Secured Obligations. The security interest created hereby in the Collateral constitutes continuing collateral security for all of the following obligations, whether now existing or hereafter incurred (the “Secured Obligations”):

(a)     the prompt payment by each Grantor, as and when due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), of all amounts from time to time owing by it in respect of (i) the Obligations and (ii) in the case of a Guarantor, all amounts from time to time owing by such Grantor in respect of its guaranty made pursuant to Article XII of the Credit Agreement or under any other Guarantee to which it is a party with respect to any of the Obligations (other than Excluded Swap Obligations); and

(b)     the due performance and observance by each Grantor of all of its other obligations from time to time existing in respect of the Loan Documents.

Section 4.     Delivery of the Pledged Debt.

(a)     (i) All promissory notes currently evidencing the Pledged Debt shall be delivered to the Administrative Agent on or prior to the execution and delivery of this Agreement. All other promissory notes and Instruments constituting Pledged Debt from time to time required to be pledged to the Administrative Agent pursuant to the terms of this Agreement or the Credit Agreement (the “Additional Pledged Collateral”) shall be delivered to the Administrative Agent promptly upon, but in any event within ten (10) Business Days of, receipt thereof by or on behalf of any of the Grantors. All such promissory notes and Instruments shall be held by or on behalf of the Administrative Agent pursuant hereto and shall be delivered in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Administrative Agent.

 (ii)     Within ten (10) Business Days of the receipt by a Grantor of any Additional Pledged Collateral, a Pledge Amendment, duly executed by such Grantor, in substantially the form of Exhibit A hereto (a “Pledge Amendment”), shall be delivered to the Administrative Agent, in respect of the Additional Pledged Collateral that must be pledged pursuant to this Agreement and the Credit Agreement. The Pledge Amendment shall from and after delivery thereof constitute part of Schedule III hereto. Each Grantor hereby authorizes the Administrative Agent to attach each Pledge Amendment to this Agreement and agrees that all promissory notes or Instruments listed on any Pledge Amendment delivered to the Administrative Agent shall for all purposes hereunder constitute Pledged Debt and such Grantor shall be deemed upon delivery thereof to have made the representations and warranties set forth in Section 5 hereof with respect to such Additional Pledged Collateral.

(b)     If any Grantor shall receive, by virtue of such Grantor's being or having been an owner of any Pledged Debt, any (i) promissory note or other Instrument, (ii) option or right, whether as an addition to, substitution for, or in exchange for, any Pledged Debt, or otherwise, or (iii) cash, Instruments, Investment Property or other property, such Grantor shall receive such promissory note, Instrument, option, right, cash, Instrument, Investment Property or other property in trust for the benefit of the Administrative Agent, shall segregate it from such Grantor's other property and shall deliver it forthwith to the Administrative Agent, in the exact form received, with any necessary indorsement duly executed in blank, to be held by the Administrative Agent as Pledged Debt and as further collateral security for the Secured Obligations.

Section 5.     Representations and Warranties. Each Grantor represents and warrants as follows:

(a)     Schedule I hereto sets forth (i) the exact legal name of each Grantor, (ii) the state or jurisdiction of organization of each Grantor, (iii) the type of organization of each Grantor and (iv) the organizational identification number of each Grantor or states that no such organizational identification number exists.

(b)     There is no pending or, to the knowledge of any Grantor, threatened action, suit, proceeding or claim against such Grantor before any court or other Governmental Authority or any arbitrator, or any order, judgment or award by any court or other Governmental Authority or any arbitrator to which such Grantor is subject, that could reasonably be expected to adversely affect the grant by any Grantor, or the perfection, of the security interest purported to be created hereby in the Collateral, or the exercise by the Administrative Agent of any of its rights or remedies hereunder.

(c)     As of the Closing Date, Schedule II provides a complete and correct list of all material Licenses entered into by any Grantor.

(d)     (i) (A) To the knowledge of each Grantor, such Grantor owns, or holds licenses in, or otherwise possesses legally enforceable rights in, all Intellectual Property that is reasonably necessary to the operation of its business as currently conducted, or (B) each Grantor is the sole and exclusive owner or valid licensee of Intellectual Property (free and clear of any Liens) used by it and, except for Intellectual Property licensed on a non-exclusive basis, has sole and exclusive rights to the use and distribution therefor or the material covered thereby in connection with the services or products in respect of which such Intellectual Property are currently being used, sold, licensed or distributed.

 (ii)     Except for those claims which could not reasonably be expected to result in a Material Adverse Effect and which the applicable Grantor is diligently pursuing the remedy thereof, no claims with respect to the Intellectual Property rights of any Grantor are pending or, to the knowledge of any Grantor, threatened against any Grantor or, to the knowledge of any Grantor, any other Person, (i) alleging that the manufacture, sale, licensing or use of any Intellectual Property as now manufactured, sold, licensed or used by any Grantor or any third party infringes on any intellectual property rights of any third party, (ii) against the use by any Grantor or any third party of any technology, know-how or computer software used in any Grantor's business as currently conducted or (iii) challenging the ownership by any Grantor, or the validity or effectiveness, of any such Intellectual Property.

(e)     To the knowledge of each Grantor (i) such Grantor has not infringed on any intellectual property rights of any third party and (ii) none of the Intellectual Property rights of such Grantor infringes on any intellectual property rights of any third party.

(f)     All registered Copyrights, registered Trademarks and issued Patents that are owned by such Grantor and necessary in to the conduct of its business are valid, subsisting and enforceable and have at all times been in compliance with all laws, rules, regulations, and orders of any Governmental Authority applicable thereto, except for such instances of non-compliance which could not reasonably be expected to have a Material Adverse Effect.

(g)     Each Grantor has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all trade secrets owned by such Grantor that are necessary in the business of such Grantor.

(h)     No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person, is required for (i) the due execution, delivery and performance by any Grantor of this Agreement, (ii) the grant by any Grantor of the security interest purported to be created hereby in the Collateral or (iii) the exercise by the Administrative Agent of any of its rights and remedies in respect of the Collateral, except, in the case of this clause (iii), as may be required (A) under the UCC, (B) any approvals that may be required to be obtained from any bailees or landlords to collect the Collateral or (C) any filings or notices that may be required by applicable Requirements of Law in connection with the exercise by the Administrative Agent of its rights and remedies hereunder. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person, is required for the perfection of the security interest purported to be created hereby in the Collateral, except (A) for the filing of financing statements under the UCC in favor of the Administrative Agent in the applicable jurisdictions required to perfect such security interest in personal property, all of which are listed on Schedule IV hereto, (B) with respect to the perfection of the security interest created hereby in Titled Collateral, for the submission of an appropriate application requesting that the Lien of the Administrative Agent be noted on the Certificate of Title or certificate of ownership, completed and authenticated by the applicable Grantor, together with the Certificate of Title or certificate of ownership, with respect to such Titled Collateral, to the appropriate Governmental Authority, (C) with respect to any action that may be necessary to obtain control of Collateral constituting Deposit Accounts, Securities Accounts, Electronic Chattel Paper, Investment Property or Letter-of-Credit Rights, the taking of such actions, and (D) the Administrative Agent's having possession of all Documents, Chattel Paper, Instruments and cash constituting Collateral (subclauses (A), (B), (C) and (D), each a “Perfection Requirement” and collectively, the “Perfection Requirements”).

(i)     This Agreement creates a legal, valid and enforceable security interest in favor of the Administrative Agent, for the benefit of the Credit Parties, in the Collateral, as security for the Secured Obligations. The compliance with the Perfection Requirements will result in the perfection of such security interests. Such security interests are, or in the case of Collateral in which any Grantor obtains rights after the date hereof, will be, perfected, first priority security interests (subject in priority only to the Permitted Liens that, pursuant to the definition of the term “Permitted Liens,” are not prohibited from being prior to the Liens in favor of the Administrative Agent and to any intercreditor agreement entered into by the Administrative Agent in respect of the Obligations) for the benefit of the Credit Parties, and the recording of such instruments of assignment described above. Such Perfection Requirements and all other action necessary to perfect and protect such security interest have been duly made or taken, except for (i) the Administrative Agent's having possession of all Instruments, Documents, Chattel Paper and cash constituting Collateral after the date hereof, (ii) the Administrative Agent's having control of all Deposit Accounts, Electronic Chattel Paper, Investment Property or Letter-of-Credit Rights constituting Collateral after the date hereof, and (iii) the other filings, recordations and actions described in Section 5(h) above.

Section 6.     Covenants as to the Collateral. So long as any of the Secured Obligations (whether or not due) shall remain unpaid or any Lender shall have any Commitment under the Credit Agreement, unless the Administrative Agent shall otherwise consent in writing:

(a)     Further Assurances. Each Grantor will at its expense, at any time and from time to time, promptly execute and deliver all further instruments and documents and take all further action that may be necessary or that the Administrative Agent may reasonably request in order (i) to perfect and protect, or maintain the perfection of, the security interest and Lien purported to be created hereby; (ii) to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder in respect of the Collateral; or (iii) otherwise to effect the purposes of this Agreement, including, without limitation: (A) marking conspicuously all Chattel Paper and Instruments, in each case, to the extent constituting Collateral, and, at the request of the Administrative Agent, all of its Records pertaining to the Collateral with a legend, in form and substance reasonably satisfactory to the Administrative Agent, indicating that such Chattel Paper, Instrument or Collateral is subject to the security interest created hereby, (B) if any Account consists of a Promissory Note or other Instrument or Chattel Paper received in respect of the sale of Parts Inventory or Company Vehicles, delivering and pledging to the Administrative Agent such Promissory Note, other Instrument or Chattel Paper, duly endorsed and accompanied by executed instruments of transfer or assignment, all in form and substance satisfactory to the Administrative Agent, (C) executing and filing (to the extent, if any, that such Grantor's signature is required thereon) or authenticating the filing of, such financing or continuation statements, or amendments thereto, (D) furnishing to the Administrative Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail, (E) upon the acquisition after the date hereof by any Grantor of any Titled Collateral (other than any such Collateral that is subject to a purchase money security interest permitted by Section 8.01(f) of the Credit Agreement), immediately notifying the Administrative Agent of such acquisition, setting forth a description of the Titled Collateral acquired and a good faith estimate of the current value of such Titled Collateral, and, in the case of any Company Vehicle, delivering the certificate of title thereto, together with any other information and documentation reasonably requested by the Administrative Agent, to the Administrative Agent at the address specified in Section 7.01(g) of the Credit Agreement, or such other address as the Administrative Agent shall specify in writing from time to time, and (F) taking all actions required by law in any relevant Uniform Commercial Code jurisdiction, or by other law as applicable in any foreign jurisdiction. No Grantor shall take or fail to take any action which would in any manner impair the validity or enforceability of the Administrative Agent's security interest in and Lien on any Collateral.

(b)     Location of Company Vehicles and Parts Inventory. Each Grantor will keep all Company Vehicles and Parts Inventory at the locations specified in, and otherwise maintain all Company Vehicles and Parts Inventory in accordance with, the Credit Agreement.

(c)     Condition of Company Vehicles. Each Grantor will maintain or cause each Company Vehicle which is necessary or useful in the proper conduct of its business to be maintained and preserved in good condition, repair and working order, ordinary wear and tear excepted, and will forthwith, or in the case of any loss or damage to any Company Vehicle promptly after the occurrence thereof, make or cause to be made all repairs, replacements and other improvements in connection therewith which are necessary or desirable, consistent with past practice, or which the Administrative Agent may request to such end; provided, however, that the foregoing shall not prevent Grantor from disposing of, in the Ordinary Course of Business, any Company Vehicle that is obsolete or no longer useful in the conduct of such Grantor’s business.

(d)     Taxes, Etc. Each Grantor agrees to pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, any Collateral, all in accordance with the Credit Agreement.

(e)     Insurance. Each Grantor will, at its own expense, maintain insurance with respect to the Collateral in accordance with the terms of the Credit Agreement.

(f)     Provisions Concerning the Accounts. Each Grantor will enforce, collect, manage and dispose of Accounts constituting Collateral consistent with past practices and in accordance with the Credit Agreement.

(g)     Intellectual Property.

(i)     Each Grantor shall have the duty, with respect to Intellectual Property that is necessary in the conduct of such Grantor's business, to protect and diligently enforce and defend at such Grantor's expense its Intellectual Property, including (A) to diligently enforce and defend, including promptly suing for infringement, misappropriation, or dilution and to recover any and all damages for such infringement, misappropriation, or dilution, and filing for opposition, interference, and cancellation against conflicting Intellectual Property rights of any Person, (B) to prosecute diligently any trademark application or service mark application that is part of the Trademarks pending as of the date hereof or hereafter until the termination of this Agreement, (C) to prosecute diligently any patent application that is part of the Patents pending as of the date hereof or hereafter until the termination of this Agreement, and (D) to take all reasonable and necessary action to preserve and maintain all of such Grantor's Trademarks, Patents, Copyrights, Licenses, and its rights therein, including paying all maintenance fees and filing of applications for renewal, affidavits of use, and affidavits of noncontestability. Each Grantor further agrees not to abandon any Intellectual Property or License that is necessary in the conduct of such Grantor's business. Each Grantor hereby agrees to take the steps described in this Section 6(g)(i) with respect to all new or acquired Intellectual Property to which it or any of its Subsidiaries is now or later becomes entitled that is necessary in the conduct of such Grantor's business.

(ii)     Grantors acknowledge and agree that the Credit Parties shall have no duties with respect to any Intellectual Property or Licenses of any Grantor. Without limiting the generality of this Section 6(g)(ii), Grantors acknowledge and agree that no Credit Party shall be under any obligation to take any steps necessary to preserve rights in any Grantor’s Intellectual Property or Licenses against any other Person, but any Credit Party may do so at its option from and after the occurrence and during the continuance of an Event of Default, and all expenses incurred in connection therewith (including reasonable fees and expenses of attorneys and other professionals) shall be for the sole account of Borrowers and shall be chargeable to the Loan Account.

(iii)     Each Grantor shall promptly file an application with the United States Copyright Office for any Copyright that has not been registered with the United States Copyright Office if such Copyright is necessary in connection with the conduct of such Grantor's business. Any expenses incurred in connection with the foregoing shall be borne by the Grantors.

(iv)     Each Grantor shall take reasonable steps to maintain the confidentiality of, and otherwise protect and enforce its rights in, the Intellectual Property that is necessary in the conduct of such Grantor's business, including, as applicable, taking actions reasonably necessary to ensure that no trade secret falls into the public domain.

(h)     Titled Collateral. At the request of the Administrative Agent, each Grantor shall (i) cause all Collateral, now owned or hereafter acquired by any Grantor, which under applicable law is required to be registered, to be properly registered in the name of such Grantor, and (ii) cause all Titled Collateral, to be properly titled in the name of such Grantor, and, in the case of any Company Vehicle acquired after the Closing Date (other than any such Collateral that is subject to a purchase money security interest permitted by Section 8.01(f) of the Credit Agreement), for the purpose of having the Administrative Agent's Lien noted thereon, deliver the certificate of title thereto, together with any other information and documentation reasonably requested by the Administrative Agent, to the Administrative Agent at the address specified in Section 7.01(g) of the Credit Agreement, or such other address as the Administrative Agent shall specify in writing from time to time.

Section 7.     Additional Provisions Concerning the Collateral.

(a)     To the maximum extent permitted by applicable law, and for the purpose of taking any action that the Administrative Agent may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, each Grantor hereby (i) authorizes the Administrative Agent to execute any such agreements, instruments or other documents in such Grantor's name and to file such agreements, instruments or other documents in such Grantor's name and in any appropriate filing office, (ii) authorizes the Administrative Agent at any time and from time to time to file, one or more financing or continuation statements and amendments thereto, relating to the Collateral (including, without limitation, any such financing statements that describe or identify the Collateral by type) and (iii) ratifies such authorization to the extent that the Administrative Agent has filed any such financing statements, continuation statements, or amendments thereto, prior to the date hereof. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

(b)     Each Grantor hereby irrevocably appoints the Administrative Agent as its attorney-in-fact and proxy, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time in the Administrative Agent's reasonable discretion, to take any action and to execute any instrument following, in each case, the occurrence and during the continuance of an Event of Default, that the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, (i) to obtain and adjust insurance required to be paid to the Administrative Agent pursuant to the Credit Agreement, (ii) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any Collateral, (iii) to receive, endorse, and collect any drafts or other Instruments, Documents and Chattel Paper in connection with clause (i) or (ii) above, (iv) to receive, indorse and collect all Instruments constituting Collateral made payable to such Grantor representing any interest payment or other payment in respect of any Pledged Debt and to give full discharge for the same, (v) to file any claims or take any action or institute any proceedings which the Administrative Agent may deem necessary or desirable for the collection of any Collateral or otherwise to enforce the rights of the Administrative Agent and the Lenders with respect to any Collateral, (vi) to execute assignments, licenses and other documents to enforce the rights of the Administrative Agent and the Lenders with respect to any Collateral, (vii) to pay or discharge taxes or Liens levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Administrative Agent in its sole discretion, and such payments made by the Administrative Agent to become Obligations of such Grantor to the Administrative Agent, due and payable immediately without demand, and (viii) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, assignments, verifications and notices in connection with Accounts, Chattel Paper and other documents relating to the Collateral. This power is coupled with an interest and is irrevocable until the date on which all of the Secured Obligations have been indefeasibly paid in full in cash after the termination of each Lender's Commitment and each of the Loan Documents.

(c)     For the purpose of enabling the Administrative Agent to exercise rights and remedies hereunder, at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Administrative Agent an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to any Grantor) to use any Intellectual Property now or hereafter owned by any Grantor, wherever the same may be located, to the extent necessary to dispose of the Collateral. Notwithstanding anything contained herein to the contrary, but subject to the provisions of the Credit Agreement that limit the right of a Grantor to dispose of its property, so long as no Event of Default shall have occurred and be continuing, each Grantor may exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of its business. Upon the occurrence of the Facility Termination Date, the Administrative Agent (subject to Section 10(e) hereof) shall release and reassign to the Grantors all of the Administrative Agent's right, title and interest in and to each Grantor’s Intellectual Property and licenses of Intellectual Property, all without recourse, representation or warranty whatsoever and at the Grantors' sole expense. The exercise of rights and remedies hereunder by the Administrative Agent shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by any Grantor in accordance with the second sentence of this Section 7(c).

(d)     If any Grantor fails to perform any agreement or obligation contained herein, the Administrative Agent may itself perform, or cause performance of, such agreement or obligation, in the name of such Grantor or the Administrative Agent, and the expenses of the Administrative Agent incurred in connection therewith shall be jointly and severally payable by the Grantors in accordance with the terms of Section 11.04 of the Credit Agreement and shall be secured by the Collateral.

(e)     The powers conferred on the Administrative Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Other than the exercise of reasonable care to assure the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral and shall be relieved of all responsibility for any Collateral in its possession upon surrendering it or tendering surrender of it to any of the Grantors (or whomsoever shall be lawfully entitled to receive the same or as a court of competent jurisdiction shall direct). The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have responsibility for ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Collateral, whether or not the Administrative Agent has or is deemed to have knowledge of such matters. The Administrative Agent shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee selected by the Administrative Agent in good faith. Each Grantor hereby releases the Administrative Agent from any claims, causes of action and demands at any time arising out of or with respect to any actions taken or omitted to be taken by the Administrative Agent under the powers granted herein other than actions taken or omitted to be taken through the Administrative Agent's gross negligence or willful misconduct, as determined by a final determination of a court of competent jurisdiction.

Section 8.     Remedies Upon Default. If any Event of Default shall have occurred and be continuing:

(a)     The Administrative Agent may exercise in respect of the Collateral, in addition to any other rights and remedies provided for herein or otherwise available to it, all of the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral), and also may (i) take absolute control of the Collateral, including, without limitation, transfer into the Administrative Agent's name or into the name of its nominee or nominees (to the extent the Administrative Agent has not theretofore done so) and thereafter receive, for the benefit of the Administrative Agent and the Lenders, all payments made thereon, give all consents, waivers and ratifications in respect thereof and otherwise act with respect thereto as though it were the outright owner thereof, (ii) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Administrative Agent forthwith, assemble all or part of the Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at a place or places to be designated by the Administrative Agent that is reasonably convenient to both parties, and the Administrative Agent may enter into and occupy any premises owned or leased by any Grantor where the Collateral or any part thereof is located or assembled for a reasonable period in order to effectuate the Administrative Agent's rights and remedies hereunder or under law, without obligation to any Grantor in respect of such occupation, and (iii) without notice except as specified below and without any obligation to prepare or process the Collateral for sale, (A) sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Administrative Agent's offices, at any exchange or broker's board or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Administrative Agent may reasonably deem commercially reasonable and/or (B) lease, license or otherwise dispose of the Collateral or any part thereof upon such terms as the Administrative Agent may reasonably deem commercially reasonable. Each Grantor agrees that, to the extent notice of sale or any other disposition of the Collateral shall be required by law, at least ten (10) days' prior notice to the applicable Grantor of the time and place of any public sale or the time after which any private sale or other disposition of the Collateral is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale or other disposition of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor hereby waives any claims against the Administrative Agent and the Lenders arising by reason of the fact that the price at which the Collateral may have been sold at a private sale was less than the price which might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Administrative Agent accepts the first offer received and does not offer the Collateral to more than one offeree, and waives all rights that such Grantor may have to require that all or any part of the Collateral be marshaled upon any sale (public or private) thereof. Each Grantor hereby acknowledges that (i) any such sale of the Collateral by the Administrative Agent shall be made without warranty, (ii) the Administrative Agent may specifically disclaim any warranties of title, possession, quiet enjoyment or the like, (iii) the Administrative Agent may bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness), if permitted by law, for the purchase, lease, license or other disposition of the Collateral or any portion thereof for the account of the Administrative Agent (on behalf of itself and the Lenders) and (iv) such actions set forth in clauses (i), (ii) and (iii) above shall not adversely affect the commercial reasonableness of any such sale of the Collateral.

(b)     Any cash held by the Administrative Agent (or its agent or designee) as Collateral and all Cash Proceeds received by the Administrative Agent (or its agent or designee) in respect of any sale of or collection from, or other realization upon, all or any part of the Collateral may, in the discretion of the Administrative Agent, be held by the Administrative Agent (or its agent or designee) as collateral for, and/or then or at any time thereafter applied (after payment of any costs, expenses or other amounts incurred by the Administrative Agent in connection with such sale of or collection from, or other realization upon, such Collateral) in whole or in part by the Administrative Agent against, all or any part of the Secured Obligations in such order as the Administrative Agent shall elect, consistent with the provisions of the Credit Agreement. Any surplus of such cash or Cash Proceeds held by the Administrative Agent (or its agent or designee) and remaining after the date on which all of the Secured Obligations have been indefeasibly paid in full in cash after the termination of each Lender's Commitment and each of the Loan Documents shall be paid over to whomsoever shall be lawfully entitled to receive the same or as a court of competent jurisdiction shall direct.

(c)     In the event that the proceeds of any such sale, collection or realization are insufficient to pay all amounts to which the Administrative Agent and the Lenders are legally entitled, the Grantors shall be jointly and severally liable for the deficiency, together with interest thereon at the highest rate specified in any applicable Loan Document for interest on overdue principal thereof or such other rate as shall be fixed by applicable law, together with the costs of collection and the reasonable fees, costs, expenses and other client charges of any attorneys employed by the Administrative Agent to collect such deficiency.

(d)     Each Grantor hereby acknowledges that if the Administrative Agent complies with any applicable requirements of law in connection with a disposition of the Collateral, such compliance will not adversely affect the commercial reasonableness of any sale or other disposition of the Collateral.

(e)     The Administrative Agent shall not be required to marshal any present or future collateral security (including, but not limited to, this Agreement and the Collateral) for, or other assurances of payment of, the Secured Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of the Administrative Agent's rights hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights, however existing or arising. To the extent that any Grantor lawfully may, such Grantor hereby agrees that it will not invoke any law relating to the marshalling of collateral which might cause delay in or impede the enforcement of the Administrative Agent's rights under this Agreement or under any other instrument creating or evidencing any of the Secured Obligations or under which any of the Secured Obligations is outstanding or by which any of the Secured Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Grantor hereby irrevocably waives the benefits of all such laws.

(f)     Grantors irrevocably and unconditionally:

(i)     consent to the appointment of pre-judgment and/or post-judgment receivers with all of the same powers that would otherwise be available to the Grantors, including, but not limited to the power to (A) hold, manage, control or dispose of the Collateral wherever located, (B) take any action with respect to the Collateral to the maximum extent permitted by law and (C) conduct a public or private sale of any or all of the Loan Parties' right, title and interest in and to such Collateral, including any disposition of the Collateral to the Administrative Agent in exchange for cancellation of all or a portion of the Obligations;

(ii)     consent that any such receiver can be appointed without a hearing or prior notice to the Grantors;

(iii)     agree not to oppose or otherwise interfere (directly or indirectly) with any effort by Administrative Agent to seek the appointment of a receiver;

(iv)     waive any right to demand that a bond be posted in connection with the appointment of any such receiver; and

(v)     waive any right to appeal the entry of an order authorizing the appointment of a receiver.

Section 9.     Notices, Etc. All notices and other communications provided for hereunder shall be given in accordance with the notice provision of the Credit Agreement.

Section 10.     Miscellaneous.

(a)     No amendment of any provision of this Agreement (including any Schedule attached hereto) shall be effective unless it is in writing and signed by each Grantor affected thereby and the Administrative Agent, and no waiver of any provision of this Agreement, and no consent to any departure by any Grantor therefrom, shall be effective unless it is in writing and signed by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)     No failure on the part of the Credit Parties to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Credit Parties provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Credit Parties under any Loan Document against any party thereto are not conditional or contingent on any attempt by such Person to exercise any of its rights under any other Loan Document against such party or against any other Person, including but not limited to, any Grantor.

(c)     This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect, subject to Section 10(e) below, until the Facility Termination Date and (ii) be binding on each Grantor and all other Persons who become bound as debtor to this Agreement in accordance with Section 9-203(d) of the UCC, and shall inure, together with all rights and remedies of the Credit Parties hereunder, to the benefit of the Credit Parties and their respective successors, transferees and assigns. Without limiting the generality of clause (ii) of the immediately preceding sentence, the Credit Parties may assign or otherwise transfer their respective rights and obligations under this Agreement and any other Loan Document to any other Person pursuant to the terms of the Credit Agreement, and such other Person shall thereupon become vested with all of the benefits in respect thereof granted to the Credit Parties herein or otherwise. Upon any such assignment or transfer, all references in this Agreement to any Credit Party shall mean the assignee of any such Credit Party. None of the rights or obligations of any Grantor hereunder may be assigned or otherwise transferred without the prior written consent of the Administrative Agent, and any such assignment or transfer shall be null and void.

(d)     Upon the occurrence of the Facility Termination Date, (i) subject to Section 10(e) below, this Agreement and the security interests and licenses created hereby shall terminate and all rights to the Collateral shall revert to the Grantors and (ii) the Administrative Agent will, upon the Grantors' request and at the Grantors' expense, without any representation, warranty or recourse whatsoever, (A) return to the Grantors (or whomsoever shall be lawfully entitled to receive the same or as a court of competent jurisdiction shall direct) such of the Collateral as shall not have been sold or otherwise disposed of or applied pursuant to the terms hereof and (B) execute and deliver to the Grantors such documents as the Grantors shall reasonably request to evidence such termination.

(e)     This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor's assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment or performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(f)     Upon the execution and delivery, or authentication, by any Person of a security agreement supplement in substantially the form of Exhibit B hereto (each a “Security Agreement Supplement”), (i) such Person shall be referred to as an “Additional Grantor” and shall be and become a Grantor, and each reference in this Agreement to “Grantor” shall also mean and be a reference to such Additional Grantor, and each reference in this Agreement and the other Loan Documents to “Collateral” shall also mean and be a reference to the Collateral of such Additional Grantor, and (ii) the supplemental Schedules attached to each Security Agreement Supplement shall be incorporated into and become a part of and supplement hereto, and the Administrative Agent may attach such Schedules as supplements to such Schedules, and each reference to such Schedules shall mean and be a reference to such Schedules, as supplemented pursuant hereto.

(g)     THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCEPT AS REQUIRED BY MANDATORY PROVISIONS OF LAW AND EXCEPT TO THE EXTENT THAT THE VALIDITY AND PERFECTION OR THE PERFECTION AND THE EFFECT OF PERFECTION OR NON-PERFECTION OF THE SECURITY INTEREST CREATED HEREBY, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAW OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

(h)     In addition to and without limitation of any of the foregoing, this Agreement shall be deemed to be a Loan Document and shall otherwise be subject to all of terms and conditions contained in Sections 11.14 (Governing Law; Jurisdiction; Etc.) and 11.15 (Waiver of Jury Trial) of the Credit Agreement, mutatis mutandi.

(i)     Each Grantor irrevocably and unconditionally waives any right it may have to claim or recover in any legal action, suit or proceeding with respect to this Agreement any special, exemplary, punitive or consequential damages.

(j)     Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(k)     Section headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

(l)     This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which shall be deemed an original, but all of such counterparts taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each Grantor and the Administrative Agent has caused this Agreement to be executed and delivered by its officer thereunto duly authorized, as of the date first above written.

GRANTORS

RUSH TRUCK CENTERS OF ALABAMA, INC.
RUSH TRUCK CENTERS OF ARIZONA, INC.
RUSH TRUCK CENTERS OF CALIFORNIA, INC.
RUSH MEDIUM DUTY TRUCK CENTERS OF COLORADO, INC.
RUSH TRUCK CENTERS OF COLORADO, INC.
RUSH TRUCK CENTERS OF FLORIDA, INC.
RUSH TRUCK CENTERS OF GEORGIA, INC.
RUSH TRUCK CENTERS OF NEW MEXICO, INC.
RUSH TRUCK CENTERS OF OKLAHOMA, INC.
RUSH TRUCK CENTERS OF TENNESSEE, INC.
RUSH TRUCK CENTERS OF NORTH CAROLINA, INC.
RUSH TRUCK CENTERS OF IDAHO, INC.
RUSH TRUCK CENTERS OF UTAH, INC.
RUSH TRUCK CENTERS OF OHIO, INC.
RUSH TRUCK CENTERS OF KANSAS, INC.
RUSH TRUCK CENTERS OF MISSOURI, INC.
RUSH TRUCK CENTERS OF VIRGINIA INC.
RUSH TRUCK CENTERS OF INDIANA INC.
RUSH TRUCK CENTERS OF ILLINOIS INC.
RUSH TRUCK CENTERS OF NEVADA, INC.
RUSH TRUCK CENTERS OF KENTUCKY, INC.
RIG TOUGH, INC.
LOS CUERNOS, INC.
AIRUSH, INC.
RUSH TRUCK LEASING, INC.
RUSH ADMINISTRATIVE SERVICES, INC.

By:	/s/ W.M. “Rusty” Rush
Name:	W.M. “Rusty” Rush
Title:	President and Chief Executive Officer of each of the foregoing entities

RUSH TRUCK CENTERS OF TEXAS, L.P.

By: Rushtex, Inc., a Delaware corporation

By:	/s/ W.M. “Rusty” Rush
Name:	W.M. “Rusty” Rush
Title:	President and Chief Executive Officer

[Signature Page to Security Agreement]

ADMINISTRATIVE AGENT:

BMO HARRIS BANK N.A.,
as Administrative Agent

By:	/s/ Jason Hoefler
Name:	Jason Hoefler
Title:	Managing Director

[Signature Page to Security Agreement]